Exhibit 10.6

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”) is made and entered into as of September 30, 2026 (the “Effective Date”), by and between Range Impact, Inc., a Nevada corporation (“Range”), and F & G LLC, a Connecticut limited liability company (“F&G”). Range and F&G are each individually referred to herein as a “Party” and collectively as the “Parties” to this Agreement.

RECITALS:

A. Range and F&G are parties to that certain Consulting Agreement dated effective as of December 31, 2025 (the “Consulting Agreement”).

B. Pursuant to and in accordance with the terms of this Agreement, the Parties desire to terminate the Consulting Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and obligations set forth below, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Termination of the Consulting Agreement. Effective as of the Effective Date, the Consulting Agreement is hereby terminated and cancelled in its entirety, without any further action by any Party, and is rendered null and void and of no further force or effect. All notice and other requirements for termination in the Consulting Agreement are hereby waived by each of the Parties. The Parties acknowledge that the $500,000 consulting fee (the “Initial Payment”) paid by F&G to Range on December 31, 2025 (pursuant to the terms of the Consulting Agreement) is deemed earned and is non-refundable. For the avoidance of doubt, no Party shall have an obligation to make any further payments or provide any additional services to the other Party under the Consulting Agreement (other than the Initial Payment and any services already provided as of the Effective Date, as applicable).

2. Release. Effective as of the Effective Date, each Party, on behalf of itself, its affiliates, and each of their respective officers, directors, managers, owners, employees, insurers, agents, representatives, successors and assigns and any other individual or entity claiming by or through each Party (collectively, the “Releasors”), hereby irrevocably and unconditionally release, remise, acquit and forever discharge the other Party, its affiliates, and each of their respective officers, directors, managers, owners, employees, insurers, agents, representatives, successors and assigns (collectively, the “Releasees”), from any and all claims or causes of action, demands, costs, losses, damages, which Releasors ever had, now have, or may have in the future, in contract, equity, tort, or any other claim or cause of action, related to the Consulting Agreement, the services performed under the Consulting Agreement, and any amounts owed or purported to be owed to a Party pursuant to the Consulting Agreement or in consideration for the services provided thereunder (together, the “Released Claims”); provided, however, that the Released Claims shall not include any claims that a Party may have under this Agreement.

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3. Miscellaneous.

(a) Fees and Expenses. Each of the Parties shall bear its own attorneys’ fees, costs, and expenses in connection with this Agreement. Notwithstanding the foregoing, in the event any legal action is required to enforce the terms and provisions of this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees and court costs.

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

(c) Authority. Each Party represents and warrants that it is duly authorized to execute this Agreement and the signatory hereto for such Party has full power and authority to sign this Agreement on behalf of such Party.

(d) Severability. In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall not be impaired and shall be interpreted and applied so as to give maximum legal effect to the agreement of the Parties as originally contemplated; provided, however, that any such provision which is invalid or unenforceable, to the extent possible, shall be reformed by such court so as to implement, insofar as practical, the intentions of the Parties.

(e) Headings. The headings of the various sections of this Agreement have been inserted for the purpose of convenience; such headings shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions herein.

(f) Entire Agreement. This Agreement constitutes the entire agreement among the Parties pertaining to the termination of the Consulting Agreement and supersedes all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written, with respect to said subject matter.

(g) Amendments. This Agreement may not be amended or modified except with the prior written consent of both Parties.

(h) Further Acts. The Parties shall hereafter take any and all actions as may be necessary to effectuate the provisions and intent of this Agreement.

(i) Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Ohio.

(j) Construction. Each Party agrees that no provision of this Agreement is to be interpreted for or against any Party on the basis that the Party or the Party’s counsel drafted the Agreement. The Parties agree that they have each read and understand this Agreement; they understand its content and meaning; and they have negotiated and executed it of their own free will in accordance with their own judgment, after having the opportunity to obtain the advice of counsel. Each of the Parties acknowledges that it has not been coerced, influenced or induced to execute this Agreement by any improper action.

(k) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterparts so delivered will be deemed to be duly and validly delivered and valid and effective for all purposes, and shall constitute legally enforceable original documents.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Range:		F&G:

Range Impact, Inc.		F & G LLC

Name:	Michael Cavanaugh	Name:	Frank Antonacci
Title:	Chief Executive Officer	Title:	Manager

[Signature Page to F & G Transition Agreement]